Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan(651) 250-2809

Andrew C. Hedberg(651) 250-2185

ECOLAB SECOND QUARTER REPORTED DILUTED EPS $0.87

ADJUSTED DILUTED EPS $1.08, FLAT TO LAST YEAR; INCLUDES $0.08 (7%) CURRENCY HEADWIND

2016 full-year adjusted EPS forecast narrowed to $4.35 to $4.50, from $4.35 to $4.55

SECOND QUARTER HIGHLIGHTS:

•	Reported diluted EPS $0.87; includes $0.21 per share special charge primarily related to the energy industry downturn, as well as discrete tax items
•	Adjusted diluted EPS $1.08, as lower delivered product costs, cost savings and lower taxes and shares offset an $0.08 (7%) per share currency headwind
•	Solid Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales +4%, offset by Global Energy sales decline
•	Strong operating cash flow of $875 million year to date, +37%

	Second Quarter Ended June 30
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2016	2015	Change	2016	2015	Change
Net sales	$ 3,317.2	$ 3,389.1	(2)%	$ 3,317.2	$ 3,389.1	(2)%
Operating income	412.5	437.8	(6)%	500.6	514.4	(3)%
Net income attributable to Ecolab	258.4	302.0	(14)%	319.3	323.7	(1)%
Diluted earnings per share	$ 0.87	$ 1.00	(13)%	$ 1.08	$ 1.08	0%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2016	2015	Change	2016	2015	Change
Net sales	$ 3,252.5	$ 3,213.8	1%	$ 3,252.5	$ 3,213.8	1%
Operating income	402.9	399.1	1%	491.0	475.7	3%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., August 2, 2016: Continued strong Global Institutional, Global Industrial and Other segment sales growth along with margin expansion and lower taxes and shares more than offset lower Global Energy segment results to deliver 7% second quarter adjusted diluted earnings per share growth before currency effects. Unfavorable currency of $0.08 per share (a 7% impact) offset the operating gain, yielding flat adjusted diluted earnings per share growth.

CEO comment

Douglas M. Baker, Jr., Ecolab chairman and chief executive officer, commented on the quarter, saying, “As expected, we continued to show strong organic sales growth and margin expansion in our Institutional, Industrial and Other segments as they outpaced sluggish global markets. These results were driven by our robust innovation portfolio, strong sales execution and cost savings work, and more than offset lower results from our Energy segment, which reflect continued depressed operating conditions in the global energy industry. Currency exchange remained a significant headwind in the quarter.

“The good news is our energy and currency headwinds appear to be abating, and we expect better earnings growth in the second half. We look for our Institutional, Industrial and Other segments to show continued strong fixed currency growth as they build on new business wins achieved through our continued product leadership and sales execution. The apparent bottoming of conditions in the energy markets should yield narrowing Energy segment comparisons in the second half of 2016 primarily due to the weak prior year period, with the business positioned for a gradual recovery beginning next year.  Further, forecasts suggest the second half will see diminishing currency headwinds.

“Our underlying business performance is solid and we remain confident in our future. We are focused on fundamental long term growth markets – food, water, energy and healthcare – and we are well-positioned as a leader in each, serving customers who are in turn leaders in their markets. We continue to invest in the key technology and service excellence drivers that enable us to solve critical customer problems and win new business. And we continue to effectively manage our costs and drive further efficiency in our operations.  While the year has presented many external challenges, our focus on the fundamentals has enabled us to continue driving share gains and margin expansion, further improving our competitive advantage.  We expect that our investments and actions today will yield superior growth in this year’s environment, and double digit earnings growth in the years to come.”

Second Quarter 2016 Consolidated Results

Ecolab's reported sales for the second quarter declined 2%, while fixed currency sales increased 1%. Acquisition adjusted fixed currency sales decreased 1%.

Second quarter 2016 reported operating income decreased 6%, while fixed currency operating income increased 1%. Both reported second quarter 2016 and 2015 results include special gains and charges. Excluding special gains and charges, second quarter 2016 adjusted operating income declined 3%. Excluding special gains and charges and at fixed currency rates, adjusted fixed currency operating income increased 3%. Our reported operating income margin decreased 50 basis points, and our adjusted fixed currency operating income margin increased 30 basis points. The increase in adjusted fixed currency operating income and improvement in adjusted fixed currency operating income margin was driven by appropriate pricing, good sales volume growth, and cost savings in our Global Institutional, Global Industrial and Other segments, which was partially offset by an increase in variable compensation and a decline in Global Energy results.

Second quarter 2016 reported net income attributable to Ecolab decreased 14% and reported diluted earnings per share decreased 13%. Excluding special gains and charges and discrete tax items, adjusted net income attributable to Ecolab declined 1% and adjusted diluted earnings per share was flat. Our second quarter 2016 adjusted diluted earnings per share includes an $0.08 per share currency headwind (including the impact of the Venezuela deconsolidation of $0.01 per share) against second quarter 2015, which negatively impacted our adjusted diluted earnings per share comparison by 7%.

The reported income tax rate for the second quarter of 2016 was 24.1%, compared with the reported rate of 18.0% in the second quarter of 2015. Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 25.5% in the second quarter of 2016, compared with 27.1% for the same period last year. The improved adjusted tax rate was primarily driven by the permanent enactment of the research and development tax credit and global tax planning strategies.

We reacquired 2.3 million shares of our common stock during the second quarter of 2016.

Second Quarter 2016 Segment Review

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

Global Industrial

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 1,152.2	$ 1,103.2	4%	2%
Operating income	171.3	147.9	16%	13%
Operating income margin	14.9%	13.4%
Acq. adj. operating income margin	15.1%	13.6%

Public currency
Sales	$ 1,182.2	$ 1,167.8	1%
Operating income	176.3	161.0	10%

Global Industrial acquisition adjusted fixed currency sales rose 2%, led by good gains in Food & Beverage with modest growth in Water and Paper. Latin America led the Global Industrial regional growth, with modest gains in Europe and North America. Acquisition adjusted fixed currency operating income rose 13% and operating margins expanded significantly through appropriate pricing, cost savings initiatives, lower delivered product costs and sales volume gains, which were partially offset by an increase in variable compensation.

Global Institutional

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 1,142.3	$ 1,054.1	8%	5%
Operating income	245.0	228.5	7%	8%
Operating income margin	21.4%	21.7%
Acq. adj. operating income margin	22.1%	21.7%

Public currency
Sales	$ 1,158.8	$ 1,078.1	7%
Operating income	247.7	232.6	6%

Global Institutional acquisition adjusted fixed currency sales grew 5% as we enjoyed good growth led by gains in our Specialty and Institutional business. Sales for the segment showed good growth in North America, Asia Pacific, Latin America and Europe. Acquisition adjusted fixed currency operating income increased 8% and acquisition adjusted operating margins increased as appropriate pricing and sales volume gains more than offset investments in the business and an increase in variable compensation.

Global Energy

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 754.6	$ 867.6	(13)%	(13)%
Operating income	77.5	109.9	(29)%	(32)%
Operating income margin	10.3%	12.7%
Acq. adj. operating income margin	9.8%	12.4%

Public currency
Sales	$ 771.1	$ 950.3	(19)%
Operating income	80.0	132.1	(39)%

Global Energy acquisition adjusted fixed currency sales declined 13% reflecting a decrease in our upstream business revenues which more than offset modest growth in downstream. Acquisition adjusted fixed currency operating income decreased 32% due to lower sales volumes, reduced plant overhead absorption (driven by both lower volumes and a planned reduction in inventory levels) and reduced pricing, which more than offset delivered product cost savings, synergies and other cost reduction actions.

Other

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 203.4	$ 188.9	8%	8%
Operating income	38.8	31.8	22%	22%
Operating income margin	19.1%	16.8%
Acq. adj. operating income margin	19.1%	16.8%

Public currency
Sales	$ 205.1	$ 192.9	6%
Operating income	38.9	32.3	20%

The Other segment fixed currency sales increased 8% driven by strong growth in both Pest Elimination and Equipment Care. All regions showed solid sales growth. Fixed currency operating income rose 22% and operating margins expanded sharply due to pricing and sales volume gains, which were partially offset by an increase in variable compensation.

Corporate

The Corporate segment includes amortization expense of $42 million in both the second quarter of 2016 and 2015, related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the second quarter of 2016 were a net charge of $88 million ($57 million after-tax), including the special charges related to Energy as described below, wage-hour litigation and other asset impairments. Special gains and charges for the second quarter 2015 were a net charge of $77 million ($61 million after-tax).

Energy Inventory, Workforce and Asset Charges

As a result of excess supply pressures and the negative impact on energy industry exploration and production investments, particularly in North America, the company recorded charges of $64 million ($43 million after tax), comprised of inventory write downs, fixed asset charges, headcount reductions and other charges during the second quarter of 2016.

Business Outlook

2016 – Full Year

Ecolab expects full year 2016 adjusted diluted earnings per share growth in the $4.35 to $4.50 range, compared with full year 2015 adjusted diluted earnings per share of $4.37. Ecolab previously forecasted adjusted diluted earnings per share in the $4.35 to $4.55 range.

When compared with our 2015 performance, we expect mid-single digit acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with an approximate 10% decline in Global Energy segment sales. We anticipate improved adjusted gross margin, with a slightly unfavorable selling, general and administrative (“SG&A”) ratio to sales, higher interest expense and a comparable adjusted tax rate versus 2015.

At current rates of exchange, we expect foreign currency and the impact of the Venezuelan devaluation and deconsolidation to have an unfavorable impact of approximately 4 percentage points on full year sales and a 6% to 7% (approximately $0.27 to $0.32 per share) unfavorable impact on diluted earnings per share.

Our detailed outlook for the full year of 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 48%
SG&A % of Sales	32% to 33%
Interest expense, net	approx. $270 million
Adjusted tax rate	approx. 26%
Noncontrolling interest	$0.04 to $0.08
Adjusted EPS, excluding special gains and charges	$4.35 - $4.50
Diluted shares	approx. 297 million

We expect quantifiable special gains and charges and discrete tax items for the full-year 2016 to be a net charge of approximately $0.18 per diluted share. Amounts do not reflect the impact of other future special gains and charges, or discrete tax items, that are not currently quantifiable.

Reported 2015 diluted earnings per share of $3.32 included special gains and charges and discrete tax items. Excluding these items, 2015 adjusted diluted earnings per share were $4.37.

2016 — Third Quarter

Ecolab expects third quarter 2016 adjusted diluted earnings per share in the $1.24 to $1.32 range, compared with adjusted diluted earnings per share of $1.28 a year ago.

At current rates of exchange, we expect foreign currency and the impact of the Venezuelan devaluation and deconsolidation to have an unfavorable impact of approximately 3 percentage points on third quarter sales and a 6% ($0.08) unfavorable impact on diluted earnings per share.

Our detailed outlook for the third quarter of 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	48% to 49%
SG&A % of Sales	approx. 32%
Interest expense, net	approx. $66 million
Adjusted tax rate	approx. 26%
Noncontrolling interest	$0.01 to $0.02
Adjusted EPS, excluding special gains and charges	$1.24 - $1.32
Diluted shares	approx. 296 million

We expect quantifiable special gains and charges and discrete tax items for the third quarter of 2016 to be immaterial. Amounts do not reflect the impact of other future special gains and charges, or discrete tax items, that are not currently quantifiable.

Reported third quarter 2015 diluted earnings per share of $0.86 included special gains and charges and discrete tax items. Excluding these items, second quarter 2015 adjusted diluted earnings per share were $1.28.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2015 sales of $13.5 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2016 third quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding; energy market conditions; foreign currency and impact of the Venezuelan deconsolidation; and special gains and charges and quantifiable discrete tax items. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment;

the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted gross margin

•	fixed currency operating income
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and cash flows and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include in special gains and charges items that are unusual in nature and significant in amount. Both special (gains) and charges and discrete tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2016. Fixed currency amounts also reflect all Venezuelan bolivar operations, prior to the deconsolidation of our Venezuelan operations, at a Marginal Currency System (“SIMADI”) rate of approximately 200 bolivares to 1 U.S. dollar, which was the approximate conversion rate for SIMADI at year end 2015. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income, adjusted fixed currency operating income and adjusted fixed currency operating income margin measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income, adjusted operating income and adjusted operating income margin, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2016	2015	Change	2016	2015	Change

Net sales	$ 3,317.2	$ 3,389.1	(2)%	$ 6,414.6	$ 6,686.7	(4)%
Cost of sales (1)	1,785.2	1,806.5	(1)%	3,416.6	3,571.8	(4)%
Selling, general and administrative expenses	1,093.3	1,079.2	1%	2,181.5	2,216.0	(2)%
Special (gains) and charges (1)	26.2	65.6		32.5	73.4
Operating income	412.5	437.8	(6)%	784.0	825.5	(5)%
Interest expense, net	65.3	61.2	7%	131.4	123.7	6%
Income before income taxes	347.2	376.6	(8)%	652.6	701.8	(7)%
Provision for income taxes	83.6	67.8	23%	157.0	157.6	0%
Net income including noncontrolling interest	263.6	308.8	(15)%	495.6	544.2	(9)%
Net income attributable to noncontrolling interest	5.2	6.8		6.4	8.8
Net income attributable to Ecolab	$ 258.4	$ 302.0	(14)%	$ 489.2	$ 535.4	(9)%

Earnings attributable to Ecolab per common share
Basic	$ 0.88	$ 1.02	(14)%	$ 1.67	$ 1.80	(7)%
Diluted	$ 0.87	$ 1.00	(13)%	$ 1.64	$ 1.77	(7)%

Weighted-average common shares outstanding
Basic	292.4	296.2	(1)%	293.4	297.2	(1)%
Diluted	296.5	301.1	(2)%	297.5	302.2	(2)%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2016	2015		2016	2015

Cost of sales
Restructuring related activities	$ 0.9	$ 1.6		$ 0.9	$ 2.2
Energy related charges	51.0	-		51.0	-
Fixed asset impairment and other inventory charges	10.0	-		10.0	-
Venezuela related activities	-	9.4		-	9.4
Subtotal	61.9	11.0		61.9	11.6

Special (gains) and charges
Restructuring related activities	(2.1)	18.9		0.9	21.0
Champion and Nalco integration costs	-	4.5		-	10.2
Energy related charges	12.6	-		12.6	-
Venezuela related activities	(7.8)	20.8		(7.8)	20.8
Other	23.5	21.4		26.8	21.4
Subtotal	26.2	65.6		32.5	73.4

Total special (gains) and charges	$ 88.1	$ 76.6		$ 94.4	$ 85.0

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Second Quarter Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2016	2015	Change	2016	2015	Change
Net Sales
Global Industrial	$ 1,152.2	$ 1,103.2	4%	$ 1,182.2	$ 1,167.8	1%
Global Institutional	1,142.3	1,054.1	8%	1,158.8	1,078.1	7%
Global Energy	754.6	867.6	(13)%	771.1	950.3	(19)%
Other	203.4	188.9	8%	205.1	192.9	6%
Subtotal at fixed currency rates	3,252.5	3,213.8	1%	3,317.2	3,389.1	(2)%
Currency impact	64.7	175.3	*	-	-	*
Consolidated	$ 3,317.2	$ 3,389.1	(2)%	$ 3,317.2	$ 3,389.1	(2)%

Operating Income
Global Industrial	$ 171.3	$ 147.9	16%	$ 176.3	$ 161.0	10%
Global Institutional	245.0	228.5	7%	247.7	232.6	6%
Global Energy	77.5	109.9	(29)%	80.0	132.1	(39)%
Other	38.8	31.8	22%	38.9	32.3	20%
Corporate	(129.7)	(119.0)	*	(130.4)	(120.2)	*
Subtotal at fixed currency rates	402.9	399.1	1%	412.5	437.8	(6)%
Currency impact	9.6	38.7	*	-	-	*
Consolidated	$ 412.5	$ 437.8	(6)%	$ 412.5	$ 437.8	(6)%

	Six Months Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2016	2015	Change	2016	2015	Change
Net Sales
Global Industrial	$ 2,231.3	$ 2,140.9	4%	$ 2,271.0	$ 2,295.0	(1)%
Global Institutional	2,191.0	2,029.3	8%	2,211.7	2,091.2	6%
Global Energy	1,514.6	1,758.4	(14)%	1,538.4	1,929.7	(20)%
Other	391.0	360.9	8%	393.5	370.8	6%
Subtotal at fixed currency rates	6,327.9	6,289.5	1%	6,414.6	6,686.7	(4)%
Currency impact	86.7	397.2	*	-	-	*
Consolidated	$ 6,414.6	$ 6,686.7	(4)%	$ 6,414.6	$ 6,686.7	(4)%

Operating Income
Global Industrial	$ 300.0	$ 250.5	20%	$ 306.8	$ 279.4	10%
Global Institutional	441.1	394.8	12%	444.4	402.6	10%
Global Energy	137.9	214.1	(36)%	142.3	260.4	(45)%
Other	68.9	54.9	26%	69.1	55.4	25%
Corporate	(177.7)	(169.6)	*	(178.6)	(172.3)	*
Subtotal at fixed currency rates	770.2	744.7	3%	784.0	825.5	(5)%
Currency impact	13.8	80.8	*	-	-	*
Consolidated	$ 784.0	$ 825.5	(5)%	$ 784.0	$ 825.5	(5)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30	December 31	June 30
(millions)	2016	2015	2015
Assets
Current assets
Cash and cash equivalents	$ 167.4	$ 92.8	$ 310.6
Accounts receivable, net	2,318.0	2,390.2	2,494.8
Inventories	1,331.7	1,388.2	1,462.7
Deferred income taxes	-	250.0	164.6
Other current assets	278.3	326.3	538.4
Total current assets	4,095.4	4,447.5	4,971.1

Property, plant and equipment, net	3,257.3	3,228.3	3,123.4
Goodwill	6,504.4	6,490.8	6,513.4
Other intangible assets, net	3,978.3	4,109.2	4,231.0
Other assets	389.2	365.9	356.4
Total assets	$ 18,224.6	$ 18,641.7	$ 19,195.3

Liabilities and Equity
Current liabilities
Short-term debt	$ 1,749.9	$ 2,205.3	$ 2,185.2
Accounts payable	977.8	1,049.6	961.0
Compensation and benefits	459.9	509.0	425.1
Income taxes	86.6	52.2	45.8
Other current liabilities	964.2	948.3	828.9
Total current liabilities	4,238.4	4,764.4	4,446.0

Long-term debt	5,097.0	4,260.2	5,102.3
Postretirement health care and pension benefits	968.4	1,117.1	1,139.6
Deferred income taxes	1,023.4	1,281.2	1,405.4
Other liabilities	227.8	238.4	222.5
Total liabilities	11,555.0	11,661.3	12,315.8

Equity
Common stock	351.6	350.3	349.3
Additional paid-in capital	5,181.1	5,086.1	5,001.6
Retained earnings	6,444.6	6,160.3	5,894.7
Accumulated other comprehensive loss	(1,492.7)	(1,423.3)	(1,195.1)
Treasury stock	(3,884.1)	(3,263.5)	(3,238.9)
Total Ecolab shareholders’ equity	6,600.5	6,909.9	6,811.6
Noncontrolling interest	69.1	70.5	67.9
Total equity	6,669.6	6,980.4	6,879.5
Total liabilities and equity	$ 18,224.6	$ 18,641.7	$ 19,195.3

During the first quarter of 2016, we early-adopted the accounting guidance issued in November 2015 that requires all deferred tax assets and liabilities to be classified as noncurrent on the Consolidated Balance Sheet, using the prospective application method. Prior periods have not been retrospectively adjusted for adoption of this guidance.

During the third quarter of 2015, we early-adopted the updated accounting guidance related to simplifying the presentation of debt issue costs, using the retrospective application method. We updated our Consolidated Balance Sheet for prior periods to reflect the changes, resulting in reductions as of June 30, 2015 to other assets, short-term debt and long-term debt of $22.0 million, $0.1 million and $21.9 million, respectively. The updated guidance had no impact on previously reported earnings or consolidated cash flows.

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2016	2015	2016	2015

Net sales
Reported GAAP net sales	$ 3,317.2	$ 3,389.1	$ 6,414.6	$ 6,686.7
Effect of foreign currency translation	(64.7)	(175.3)	(86.7)	(397.2)
Non-GAAP fixed currency sales	$ 3,252.5	$ 3,213.8	$ 6,327.9	$ 6,289.5

Operating income
Reported GAAP operating income	$ 412.5	$ 437.8	$ 784.0	$ 825.5
Effect of foreign currency translation	(9.6)	(38.7)	(13.8)	(80.8)
Non-GAAP fixed currency operating income	$ 402.9	$ 399.1	$ 770.2	$ 744.7

Reported GAAP operating income	$ 412.5	$ 437.8	$ 784.0	$ 825.5
Special gains and charges	88.1	76.6	94.4	85.0
Non-GAAP adjusted operating income	500.6	514.4	878.4	910.5
Effect of foreign currency translation	(9.6)	(38.7)	(13.8)	(80.8)
Non-GAAP adjusted fixed currency operating income	$ 491.0	$ 475.7	$ 864.6	$ 829.7

Operating income margin
Reported GAAP operating income margin	12.4%	12.9%	12.2%	12.3%
Non-GAAP adjusted fixed currency operating income margin	15.1%	14.8%	13.7%	13.2%

Net Income Attributable to Ecolab
Reported GAAP net income	$ 258.4	$ 302.0	$ 489.2	$ 535.4
Special (gains) and charges, after tax	57.0	61.1	61.4	66.4
Discrete tax net expense (benefit)	3.9	(39.4)	(0.9)	(36.8)
Non-GAAP adjusted net income attributable to Ecolab	$ 319.3	$ 323.7	$ 549.7	$ 565.0

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 0.87	$ 1.00	$ 1.64	$ 1.77
Special (gains) and charges, after tax	0.19	0.20	0.21	0.22
Discrete tax net expense (benefit)	0.01	(0.13)	(0.00)	(0.12)
Non-GAAP adjusted diluted EPS	$ 1.08	$ 1.08	$ 1.85	$ 1.87

Provision for Income Taxes
Reported GAAP tax rate	24.1%	18.0%	24.1%	22.5%
Special gains and charges	2.3	0.4	1.4	(0.1)
Discrete tax items	(0.9)	8.7	0.1	4.7
Non-GAAP adjusted tax rate	25.5%	27.1%	25.6%	27.1%

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 1.00	$ 1.77	$ 0.86	$ 2.63	$ 0.69	$ 3.32
Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Discrete tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.08	$ 1.87	$ 1.28	$ 3.15	$ 1.22	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64
Adjustments:
Special (gains) and charges (3)	0.01	0.19	0.21
Discrete tax expense (benefits) (4)	(0.02)	0.01	(0.00)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2015 included restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also included $3.2 million, $2.8 million, $2.4 million and $2.3 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also included $0.5 million, $0.1 million, $0.6 million and $0.1 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include charges of $30.2 million, $124.6 million, $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also included a charge of $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also included charges of $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2) The first quarter 2015 discrete tax net expense of $2.6 million was driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million was driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million was driven primarily by the release of valuation allowances on certain deferred tax assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return. The fourth quarter discrete tax net benefit of $7.3 million was driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax, and gains related to restructuring of  $1.9 million, net of tax, in the first and second quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million, net of tax, during the second quarter associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million and $14.6 million, net of tax, in the first and second quarters, respectively, related to other charges, including litigation related charges.

(4) The first quarter 2016 discrete tax net benefit of $4.8 million was driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax net expense of $3.9 million was driven by individually immaterial items, including adjustments to deferred tax asset and liability positions.